Exhibit (d)(4)

[FORM OF SUBSCRIPTION AGENT AGREEMENT]
SUBSCRIPTION AGENT AGREEMENT

This Subscription Agent Agreement (this “Agreement”) is made as of _________, 2013, by and among Keating Capital, Inc. a Maryland corporation (the “Company”), and DST Systems, Inc., a Delaware corporation (the “Agent”), and relates to the registration statement on Form N-2, File No. 333-191525, filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 2, 2013, and as amended on _______, 2013 (in the form such registration statement was declared effective by the Commission on ________, 2013, the “Registration Statement”) and the related prospectus, dated as of _________, 2013 (the “Prospectus”). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Subscription Certificate (as defined below).

WHEREAS, the Company proposes to make a subscription offer by issuing subscription certificates in the form designated by the Company (“Subscription Certificates”) to stockholders of record (the “Record Date Stockholders”) of its Common Stock, par value $0.001 per share (the “Common Stock”), as of a record date specified by the Company (the “Record Date”) in the Prospectus, pursuant to which each Record Date Stockholder will have certain rights (the “Rights”) to subscribe for shares of Common Stock, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent; and

WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1	Appointment.

The Company hereby appoints the Agent to act as subscription agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights (the “Offering”) in accordance with the terms set forth in this Agreement and the Agent hereby accepts such appointment.

2	Form and Execution of Subscription Certificates.

(a)
Each Subscription Certificate shall be irrevocable and non-transferable as set forth in the section of the Prospectus entitled “The Offer.”  The Agent shall maintain a register of Subscription Certificates and the Record Date Stockholders and create a special account for the issuance of shares of Common Stock to Record Date Stockholders who have exercised the Rights.

Exhibit (d)(4)

(b)
Prior to the issuance of Common Stock as set forth herein, the Company shall provide an opinion of counsel to set up reserve of shares of Common Stock. The opinion shall state that all shares of Common Stock are: (i) registered, or subject to a valid exemption from registration, under the Securities Act of 1933, as amended, and all appropriate state securities law filings have been made with respect to the shares; and (ii) validly issued, fully paid and nonassessable.

3	Rights and Issuance of Subscription Certificates.

(a)	Each Subscription Certificate shall evidence the Rights of the Record Date Stockholder therein named to purchase Common Stock upon the terms and conditions therein set forth.

(b)
Upon receiving written notice from the Company as to the Record Date, signed by any of its duly authorized officers listed on Schedule A  hereto (the “Authorized Officers”), which Schedule may be amended from time to time in writing by the Company, the Agent shall, from a list of the Record Date Stockholders to be prepared by the Agent, prepare and record Subscription Certificates in the names of such Record Date Stockholders, setting forth the number of Rights to subscribe for shares of Common Stock calculated on the basis of one Right for every three shares of Common Stock recorded on the books in the name of each such Record Date Stockholder as of the Record Date. No fractional Rights will be issued. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Agent.

(c)
The Agent will perform its duties hereunder in accordance with the terms and provisions of this Agreement, including the Fee Schedule attached hereto as Schedule B, and shall act at all times in accordance with the description of the Offering and the Agent's duties set forth herein and in the section of the Prospectus entitled “The Offer.”

4	Exercise.

(a)
Record Date Stockholders may acquire shares of Common Stock by delivery to the Agent as specified in the Prospectus of: (i) a properly completed and duly executed Subscription Certificate and a money order or check or bank draft drawn on a bank or branch located in the United States and payable to “DST Systems, Inc.” for an amount equal to the number of shares of Common Stock subscribed for pursuant to the Primary Subscription and the Over-Subscription Privilege multiplied by the Estimated Subscription Price, or (ii) a Notice of Guaranteed Delivery guaranteeing delivery of (x) a properly completed and duly executed Subscription Certificate, and (y) a money order or check or bank draft drawn on a bank or branch located in the United States and payable to “DST Systems, Inc.” for an amount equal to the number of shares of Common Stock subscribed for pursuant to the Primary Subscription and the Over-Subscription Privilege multiplied by the Estimated Subscription Price (which certificate and full payment must then be delivered by the close of business on the third Business Day after the Expiration Date or, if the Offering is extended, by the close of business two Business Days after the extended Expiration Date). Payment must be made in U.S. dollars. For the purposes of the Prospectus and this Agreement, “Business Day” means any day on which trading is conducted on the NASDAQ Capital Market.

Exhibit (d)(4)

(b)
Because Record Date Stockholders are only required to pay the Estimated Subscription Price per share to exercise their Rights pursuant to the Offering and the Subscription Price may be higher or lower than the Estimated Subscription Price, and because Record Date Stockholders may not receive all the shares for which they subscribe pursuant to the Over-Subscription Privilege, Record Date Stockholders may receive a refund or be required to pay an additional amount equal to the difference between the Estimated Subscription Price and the Subscription Price, multiplied by the total number of shares for which they have subscribed and been issued, including pursuant to the Over-Subscription Privilege.

(c)
Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 p.m., New York time, on such date as the Company shall designate to the Agent in writing (the “Expiration Date”). For the purpose of determining the time of the exercise of any Rights, delivery of any materials to the Agent shall be deemed to occur when such materials are received at the Full Service Department of the Agent specified in the Prospectus.

(d)
Within ten Business Days following the Expiration Date (the “Confirmation Date”), the Agent shall send to each exercising Record Date Stockholder (or, if rights are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee) a confirmation showing: (i) the number of shares purchased pursuant to the Primary Subscription, (ii) the number of shares, if any, acquired pursuant to the Over-Subscription Privilege, (iii) the per share and total purchase price for such shares, and (iv) any excess to be refunded by the Company to such Record Date Stockholder, along with a letter explaining the allocation of shares of Common Stock pursuant to the Over-Subscription Privilege.

(e)
Any additional payment required from an exercising Record Date Stockholder must be received by the Agent within ten Business Days after the Confirmation Date in order to receive all the shares of Common Stock subscribed for pursuant to the exercise of the Rights. Any excess payment to be refunded by the Company to an exercising Record Date Stockholder will be mailed by the Agent as promptly as practicable after the Confirmation Date and, in no event, later than ten Business Days after the Confirmation Date. No interest will be paid on any amounts refunded. If a Record Date Stockholder does not make timely payment of any additional amounts due in accordance with this Section 4, the Agent will consult with the Company in accordance with Section 5 as to the appropriate action to be taken. The Agent will not issue or deliver shares of Common Stock or Statements of Holding for shares of Common Stock subscribed for until payment in full therefor has been received by the Agent, including clearance of checks and payment pursuant to Notices of Guaranteed Delivery.

Exhibit (d)(4)

5	Validity of Subscriptions.

Irregular, incomplete or unpaid subscriptions not otherwise covered by specific instructions herein shall be submitted to an Authorized Officer of the Company and handled in accordance with his or her written instructions (email permitted). Such instructions will be reasonably documented by the Agent indicating, among other things, the instructing officer and the date thereof.

6	Over-Subscription Privilege.

If any shares of Common Stock available for purchase in the Offering are not subscribed for by Record Date Stockholders pursuant to the Primary Subscription (the “Remaining Shares”), a Record Date Stockholder that has exercised fully its Rights pursuant to the Primary Subscription may subscribe for a number of Remaining Shares, on the terms and subject to the conditions set forth in the section of the Prospectus entitled “The Offer,” including as to proration. These over-subscription privileges are referred to collectively as the “Over-Subscription Privilege.” The Agent shall advise the Company immediately upon the completion of the allocation set forth above as to the total number of shares subscribed and distributable.

7	Delivery of Shares.

The Agent will deliver Statements of Holding reflecting new shares of Common Stock in the Agent’s transfer records and accounts maintained on behalf of the Company, representing those shares of Common Stock purchased pursuant to the Primary Subscription and, if applicable, those shares purchased pursuant to the exercise of the Over-Subscription Privilege as soon as practicable after the Expiration Date, after all allocations have been effected and full payment for such shares has been received and cleared. Stockholders whose shares are held of record by Cede or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any shares that they acquire credited to the account of Cede or the other depository or nominee.  With respect to all other stockholders, the shares subscribed for will be held in book-entry form by the Subscription Agent unless the stockholder instructs the Agent in writing to deliver a physical stock certificate representing the shares subscribed for.

Exhibit (d)(4)

8	Holding Proceeds of Rights Offering.

(a)
All proceeds received by the Agent from Record Date Stockholders in respect of the exercise of Rights pursuant to the Primary Subscription and the Over-Subscription Privilege shall be held by the Agent, on behalf of the Company, in a segregated account (the “Account”). No interest shall accrue to the Company or Record Date Stockholders on funds held in the Account pending disbursement in the manner described in Section 4 above.

(b)
The Agent shall deliver all proceeds received in respect of the exercise of Rights, other than those to be refunded to exercising Record Date Stockholders pursuant to Section 4 above, to the Company as promptly as practicable, but in no event later than ten Business Days after the Confirmation Date.

(c)
The Company acknowledges that the bank accounts maintained by the Agent in connection with the services provided under this Agreement will be in Agent’s name and that Agent may receive investment earnings in connection with the investment at Agent’s risk and for its benefit of funds held in those accounts from time to time.

9	Reports.

Daily, during the period commencing on the date of mailing the Subscription Certificates until and including the Confirmation Date, the Agent will report by telephone, facsimile or electronic mail to a designated representative(s) of the Company, as instructed by such designated representative, the following information: (i) the names of all Record Date Stockholders exercising Rights pursuant to the Primary Subscription and the Over-Subscription Privilege, (ii) the total number of Rights exercised by each Record Date Stockholder during the immediately preceding day pursuant to the Primary Subscription and the Over-Subscription Privilege, (iii) the total number of Rights verified to be in proper form for exercise, rejected for exercise and being processed, and all payments received in connection therewith, (iv) with respect to the dealer manager for the Offering and each soliciting dealer, the number of Rights exercised on forms indicating the dealer manager for the Offering or such soliciting dealer, as the case may be, as the broker-dealer with respect to such exercise, and (v) such other information as may be reasonably requested by the Company or such designated representative.  The Agent will also report by telephone, facsimile or electronic mail, as instructed by the Company’s designated representative, not later than 5:00 p.m., New York City time, on the first business day following the Expiration Date: (i) the total number of Rights exercised by each Record Date Stockholder pursuant to the Primary Subscription and the Over-Subscription Privilege and shares of Common Stock related thereto, (ii) the total number of Rights verified to be in proper form for exercise, rejected for exercise and being processed, and all payments received in connection therewith, (iii) with respect to the dealer manager for the Offering and each soliciting dealer, the number of Rights exercised on forms indicating the dealer manager for the Offering or such soliciting dealer, as the case may be, as the broker-dealer with respect to such exercise, and (iv) any such other information as may be reasonably requested by the Company or such designated representative.

Exhibit (d)(4)

10	Loss or Mutilation.

If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the Agent may in its reasonable discretion impose on the relevant Record Date Stockholder (which shall, in the case of a mutilated Subscription Certificate, include the surrender and cancellation thereof), issue a new Subscription Certificate to such Record Date Stockholders of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

11	Compensation for Services.

The Company agrees to pay to the Agent compensation for its services hereunder in accordance with the Fee Schedule attached hereto as Schedule B . The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of their respective duties as such; provided, however, that the Company shall not be required to reimburse the Agent for any such expenses incurred which exceed $1,000 in the aggregate without its prior consent.  Amounts due hereunder shall be due and paid on or before the thirtieth (30th) business day after receipt of the statement therefor by the Company (the "Due Date").  The Company is aware that its failure to pay all amounts in a timely fashion so that they will be received by the Agent on or before the Due Date will give rise to costs to the Agent not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges.  Accordingly, in the event that any amounts due hereunder are not received by the Agent by the Due Date, the Company shall pay a late charge equal to the lesser of the maximum amount permitted by applicable law or the product of one and one-half percent (1.5%) per month times the amount overdue times the number of months from the Due Date up to and including the day on which payment is received by the Agent.  Acceptance of such late charge shall in no event constitute a waiver of the Company's or the Agent's default or prevent the non-defaulting party from exercising any other rights and remedies available to it.  In the event that any charges are disputed, the Company shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Agent in writing of any disputed charges for billable expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which the Agent provides to the Company documentation which an objective observer would agree reasonably supports the disputed charges (the "Revised Due Date").  Late charges shall not begin to accrue as to charges disputed in good faith until the first business day after the Revised Due Date.

12	Limitation of Liability.

The Agent's cumulative and aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Agent as fees and charges, but not including reimbursable expenses, during the three (3) months immediately preceding the event giving rise to the Agent’s liability.

Exhibit (d)(4)

13	Indemnification.

Each of the Company and the Agent agrees to indemnify the other party hereto to the extent provided by, and on the terms and conditions set forth in, Schedule C hereto. Such terms are incorporated by reference and made a part hereof.

14	Changes in Subscription Certificate.

The Agent may, without the consent or concurrence of the Record Date Stockholders in whose names Subscription Certificates are registered but with the prior written consent of the Company, by supplemental agreement or otherwise, make any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provisions of the Subscription Certificate except insofar as any such change may confer additional rights upon the Record Date Stockholder.

15	Assignment/Delegation.

(a)
Except as provided in Section 14(b) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties.

(b)
The Agent may, without further consent on the part of the Company, subcontract with other subcontractors for systems, processing, telephone and mailing services and post-exchange activities, as may be required from time to time; provided, however, that: (i) the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor in the same manner and to the same extent as it is for its own acts and omissions, and (ii) no such subcontracting shall relieve the Agent of any of its obligations hereunder.

16	Governing Law.

This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Missouri, excluding that body of law applicable to choice of law.

17	Relationship/Third Party Beneficiaries.

This Agreement does not constitute an agreement for a partnership or joint venture among the parties. The Agent shall act hereunder as agent of the Company solely to the limited extent set forth in this Agreement, but shall not assume any fiduciary duties to, or have any rights, power or authority on behalf of, the Company or any of its affiliates, equity holders or creditors or of any other person or entity not expressly set forth in this Agreement. Any duties of the Agent arising out of its engagement pursuant to this Agreement shall be owed solely to the Company.  No party shall make any commitments with third parties that are binding on any other party without the other party's prior written consent and none of the employees, agents, representatives or contractors of the Agent shall be deemed to be employees of the Company or any of its affiliates.

Exhibit (d)(4)

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement is intended or shall be construed to give any rights, benefits, remedies or claims under or by reason of this Agreement or any part thereof to anyone other than the Agent and the Company and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Agent and the Company.

18	Force Majeure.

Neither party shall be responsible or liable to the other party for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation:  any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection; or any other cause, contingency, circumstance or delay not subject to such party’s reasonable control which prevents or hinders such party’s performance hereunder.

19	Consequential Damages.

IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO ANYONE, INCLUDING, WITHOUT LIMITATION TO THE OTHER PARTY, FOR PUNITIVE, CONSEQUENTIAL, INDIRECT, OR OTHER SPECIAL DAMAGES OR FOR ANY ACT OR FAILURE TO ACT, IN EACH CASE, IN CONNECTION WITH ANY PROVISION OF THIS AGREEMENT EVEN IF, IN EACH CASE, ADVISED OF THE POSSIBILITY THEREOF.

20	Severability.

If any provision of this Agreement shall be held invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

21	Counterparts.

This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Exhibit (d)(4)

22	Captions.

The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

23	Confidentiality.

(a)
Under this Agreement, each party shall have access to certain confidential information belonging to the other parties, which information shall include all nonpublic information pertaining to the disclosing party, its parent, subsidiaries, affiliates, employees, customers, representatives and vendors (including without limitation all information furnished prior to the date of this Agreement) furnished by or on behalf of the disclosing party or its representatives to the receiving party, directly or indirectly, by any means (“ Confidential Information “).

(b)
The parties acknowledge that except as necessary for any party to perform its respective obligations under the Agreement: (i) all Confidential Information is confidential; (ii) the parties will keep all Confidential Information confidential and will not disclose the same; (iii) the parties will use Confidential Information only as required by this Agreement; (iv) the parties will not create a list or other compilation containing any Confidential Information for any purpose other than to perform under this Agreement; and (v) except as expressly provided for herein, the parties will not provide, directly or indirectly, the Confidential Information to any other person or entity for any purpose, excluding any audit, regulatory or otherwise.

(c)
In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to the Agent for records of shareholders pursuant to standard subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), the party will notify the other party to secure instructions from an authorized officer of such party as to request and to enable the other party the opportunity to obtain a protective order or other confidential treatment. Each party expressly reserves the right, however, to disclose the Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by applicable law or court order.

(d)	The parties agree that all Confidential Information is proprietary to the disclosing party.

(e)
The Agent agrees that they shall keep all stockholder nonpublic personal financial information (“Personal Data”) confidential and will not disclose or use such Personal Data except to the extent necessary to carry out its obligations under this Agreement and in compliance with all applicable laws and regulations.

Exhibit (d)(4)

24	Term and Termination.

This Agreement shall remain in effect until the earlier of: (i) thirty (30) days after the Expiration Date, and (ii) the date upon which it is terminated by the Company, on the one hand, or the Agent, on the other hand, upon a material breach of this Agreement by the other which remains uncured for 30 days after written notice of such breach has been provided to such other party, and (iii) thirty (30) days after written notice has been provided by the Company, on the one hand, or the Agent, on the other hand. Upon termination of the Agreement, the Agent shall retain all canceled Subscription Certificates and related documentation as required by applicable law; all other documentation and information shall be promptly delivered to the Company.

25	Notices.

Until further notice in writing by any party hereto to the other parties, all written reports, notices and other communications between the Agent, on the one hand, and the Company, on the other, required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, facsimile or overnight courier guaranteeing next day delivery, addressed as follows:

If to the Company, to:

Keating Capital, Inc.
5251 DTC Parkway, Suite 1100
Greenwood Village, CO 80111
Facsimile: (720) 496-4241
Attn: Frederic M. Schweiger, Chief Financial Officer
Email: rs@keatinginvestments.com

With a copy (which shall not constitute notice) to:

Sutherland Asbill & Brennan LLP
700 Sixth Street, NW, Suite 700
Washington, DC 20001-3980
 Facsimile: (202) 637-3593
 Attn: Cynthia M. Krus

If to the Agent, to:

DST Systems, Inc.
1055 Broadway, 7th Floor
Kansas City, MO 64105
Facsimile: 816-435-3455
Attn: Group Vice President – Full Service

With a copy (which shall not constitute notice) to:

DST Systems, Inc.
333 West 11th Street, 5th Floor
Kansas City, Missouri 64105
Attn:  Legal Department
Facsimile No.:  816-435-8630

Exhibit (d)(4)

26	Survival.

The provisions of Paragraphs 8, 12 and 15-31 and the terms of Schedule C hereto shall survive any termination, for any reason, of this Agreement.

27	Merger of Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

28	Priorities.

In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

29	Successors.

All the covenants and provisions of this Agreement by or for the benefit of the Company or the Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

30	No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and not presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

31	Descriptive Headings.

Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

32	Amendment.

No term or provision of this Agreement may be amended, changed, altered or modified except by written instrument agreed upon and executed by the each of the parties to this Agreement.

Exhibit (d)(4)

33	Extension; Waiver.

At any time, the parties hereto may, to the extent legally allowed: (i) extend the time for or waive the performance of any of the covenants, obligations or agreements of the other parties hereto, (ii) waive any inaccuracies or breaches in the representations and warranties contained herein or in any certificate delivered pursuant hereto, and/or (iii) waive compliance with any of the conditions contained in this Agreement. Any agreement on the part of any of the parties hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by the party or parties against whom such extension or waiver is to be enforced. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any of the parties hereto to assert any of its rights under this Agreement shall not constitute a waiver of such rights or any other rights.

[Remainder of Page Intentionally Left Blank]

Exhibit (d)(4)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

KEATING CAPITAL, INC.

By:
Name:	Frederic M. Schweiger
Title:	Chief Financial Officer

DST SYSTEMS, INC.

By:
Name:
Title:

Exhibit (d)(4)

Schedule A

AUTHORIZED OFFICERS

Timothy J. Keating – Chief Executive Officer

Frederic M. Schweiger – Chief Financial Officer, Chief Operating Officer, Chief Compliance Officer and Secretary

Exhibit (d)(4)

Schedule B

Rights Offering

CUSIP Fee                                                                                     $20,000 per CUSIP per event

NOTES:

The above schedule does not include any out of pocket expenses incurred by the Agent on the Company’s behalf.  Examples of out of pocket expenses include, but are not limited to: postage, mailing services, long distance charges, bank charges, DTC charges, statement production, issuance of stock certificates, etc.

Exhibit (d)(4)

Schedule C

Instructions, Indemnification and Limitation of Liability

1	Company Indemnity.

The Agent shall not be responsible for, and the Company shall indemnify and hold the Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against the Agent or for which the Agent may be held to be liable (the “Adverse Consequences”), arising out of or attributable to:

(1)           All actions of the Agent required to be taken by the Agent pursuant to this Agreement, provided that the Agent has fulfilled all obligations under this Agreement with respect to the matter for which the Agent is seeking indemnification;

(2)           The Company's refusal or failure to comply with the terms of this Agreement or the material breach of any representation or warranty of the Company hereunder;

(3)           The good faith reliance on, or the carrying out of, any written or oral instructions or requests from the Company from time to time or the Agent's good faith reliance on, or use of, information, data, records, transmissions and documents received from, or which have been prepared and/or maintained by the Company, its investment advisor, its sponsor, its managing dealer or any other person or entity from whom the Company instructs the Agent to accept and utilize information, data, records, transmissions and documents;

(4)           Defaults by dealers or shareowners with respect to payment for share orders previously entered;

(5)           The negotiation and processing of all checks, including checks that are tendered to the Agent for the purchase of shares of the Company;

(6)           The offer or sale of the Company's shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state or in excess of the authorized number of outstanding shares (unless such violation results from the Agent's failure to comply with written instructions of the Company or of any officer of the Company that no offers or sales be permitted to remain in the Company's securityholder records in or to residents of such state);

(7)           The Company's errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the "the Agent Facilities"), and control procedures relating thereto in the verification of output and in the remote input of data; and

(8)           Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of the Agent arising out of or resulting from such errors, inaccuracies and omissions in, the Company's records, securityholder and other records, delivered to the Agent hereunder by the Company or its prior agent(s).

Exhibit (d)(4)

2	Instructions.

From time to time, the Agent may apply to any officer of the Company for instruction and Company shall provide the Agent with such instructions concerning the services. In addition, the Agent may consult with legal counsel for the Agent or the Company with respect to any matter arising in connection with the services to be performed by the Agent under this Agreement, and the Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by it in reliance upon any Company instructions or upon the advice or opinion of such counsel. The Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

3	Agent Indemnification/Limitation of Liability.

The Agent shall indemnify and hold the Company harmless from and against any and all Adverse Consequences arising out of the Agent's failure to comply with the terms of, or to fulfill its obligations under, this Agreement or arising out of or attributable to a material breach of any representation or warranty of the Agent hereunder; provided, however, that the Agent’s cumulative and aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Agent as fees and charges, but not including reimbursable expenses, during the three (3) months immediately preceding the event giving rise to the Agent’s liability.

4	Notice

In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent.